ICICLE

April 18, 2002

Jim Stanley, COO
Golden Caviar Corp.

Dear Jim:

We look forward to entering a relationship with your company as a supplier of fresh Pink salmon eggs.

Based on our discussions, we agree as follows:

- Golden Caviar Corp (GCC) will buy fresh green pink salmon (Oncorhynchus gorbusha) eggs from Icicle Seafoods, Inc.'s (ISI) Petersburg plant during the 2002 season.

- Regarding grading-quality specifications - GCC will accept all quality grades not accepted by Japanese customers except for extremely soft eggs and eggs inadvertently frozen by fishing vessels or tenders. GCC will provide technicians to monitor grading and will accept or reject all production in ISI's plant.

- Regarding quantity - ISI will provide to GCC for their acceptance, all rejected fresh green pink salmon eggs available at ISI's Petersburg plant during the 2002 season. We project this quantity to be ___* lb, based on the best available information, all subject to production.

- Regarding processing-packing - Product will be packed for transport to GCC's processing facility in plastic pails. Net weights will be determined at ISI's plant.

- Regarding price - The price for all accepted product will be $___*/lb delivered to GCC's processing facility.

- Payment terms - A $50,000.00 deposit will be made to ISI by June 1, 2002. This deposit will be held by ISI and finally applied to the last outstanding invoice. Payment terms for all invoices will be 50% payable 30 days from date of invoice with the balance due 60 days from date of invoice.

Agreed and confirmed by:

"James B. Stanley" "Mark Standrik"
Buyer Seller

"04/18/02" "4/18/02"
Date Date

ICICLE SEAFOODS, INC.
4019-21st Avenue West, Seattle, WA 98199
P.O. Box 79003, Seattle, WA 98119 Tel: 206-282-0988 Fax: 206-282-7222